Exhibit 10.6

LOAN AGREEMENT AMENDMENT NO. 1

July 21st, 2015

Altlands Overseas Corp.

CAMBRA LA DUKE (BELIZE) LTD

New Horizon Building, Ground Floor 3 ½ Miles Philip S.W. Goldson Highway

Belize City, Belize

We refer to the loan agreement dated February 9, 2015 between Altlands Overseas Corp. and MCW Energy CA, Inc. (the “Agreement”). For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties have agreed to amend the Agreement as follows (the “Amending Agreement”). Capitalized terms not otherwise defined shall have the same meaning ascribed to them in the Agreement.

1.	Section 3.1 is deleted and replaced with the following:

“3.1 Amount. Subject to the provisions of this Agreement, the aggregate principal amount of the Loan available to the Borrower is $3,500,000 (Three million and Five Hundred US Dollars).

The Loan shall be delivered in two tranches: the first tranche amounting to $2,000,000 (Two million U$ Dollars) (the “First Tranche”) and the second tranche amounting to $1,500,000 (One million Five Hundred US Dollars) (the “Second Tranche”)”.

2.	Section 3.3 is deleted and replaced with the following:

“3.3 Purpose. The Borrower shall use the proceeds of the First Tranche for the purposes of Oil Sands commencing commercial operation of 250 Barrels Per Day Production Plant (i.e. production of not less than 250 barrels of oil per day from the oil sands at a processing site located at NW ¼ of Section 24, Township 4 South, Range 20 East, Salt Lake Base and Meridian) within not more than 45 (forty five) calendar days following the date when the proceeds of the First Tranche are credited into the account of the Borrower and the Borrower shall procure that such operation commences as stated above.

The Borrower shall use the proceeds of the Second Tranche for the purposes of Oil Sands commencing commercial operation of 500 Barrels Per Day Production Plant (i.e. production of not less than 500 barrels of oil per day from the oil sands at a processing site located at NW ¼ of Section 24, Township 4 South, Range 20 East, Salt Lake Base and Meridian) within not more than 6 (six) months following the date when the proceeds of the Second Tranche are credited into the account of the Borrower and the Borrower shall procure that such operation commences as stated above”.

3.	Section 3.4 is deleted and replaced with the following:

“3.4. Disbursement of the Loan. The Lender shall grant the First Tranche by effecting a transfer of funds of the First Tranche to the Borrower’s Account on or before the second (2nd) Business Day after receiving of a duly issued notice of drawing and subject to Claude 3.5 hereof. The Lender shall grant the Second Tranche by effecting a transfer of funds of the Second Tranche to the Borrower’s Account on or before the fifth (5th) Business Day after receiving of a duly issued notice of drawing and subject to Clause 3.5 hereof”.

4.	Section 5.1 is deleted and replaced with the following:

“Repayment. The Borrower shall repay the Loan together with all outstanding Interest and other amounts (if any) due from the Borrower to the Lender under the terms of this Agreement in a lump sum on the Repayment Date, subject to Clause 10 hereof, or any other day as may be requested by the Borrower and agreed to in writing by the Lender. The Lender in its sole discretion may agree to extend the Repayment Date for repayment of the Loan (or any portion thereof) for an additional period or periods.

Upon Lender’s written request, subject to all necessary approvals, including but not limited to the approvals of TSXV, Directors and Shareholders (the “Approvals”), the Loan together with all outstanding Interest and other amounts (if any) due from the Borrower to the Lender under the terms of this Agreement shall be repaid by transfer of 49,9% of the Borrower’s member’s interest, including the 49,9% of the voting rights, in MCW Oil Sands Recovery, LLC to the Lender or any other person as may be instructed and directed by the Lender (“Transfer”), so that the Lender or any other person as may be instructed and directed by the Lender beeomes a new member of MCW Oil Sands Recovery, LLC as set out in Clause 11.2 of the AMENDED AND RESTATED OPERATING AGREEMENT OF MCW OIL SANDS RECOVERY, LLC as attached in Annex 2 hereto (“Operating Agreement”).

The Borrower shall use all reasonable efforts to procure that the Approvals be granted to the Transfer 4s soon as possible. Should any of the Approvals not be granted for any reason whatsoever within 4 (four) months following the date of this Amending Agreement given above, the Loan together with all outstanding Interest and other amounts (if any) due from the Borrower to the Lender under the terms of this Agreement shall become immediately due from the Borrower to the Lender and shall be paid by the Borrower to the Lender within five (5) Business days following the written request of the Borrower on such repayment (the “New Repayment Date”). Any amount remaining outstanding from the Borrower to the Lender following the New Repayment Date shall bear annual interest at the rate of 12%.

Should the Lender elect to proceed with the Transfer and subject to all necessary approvals, including but not limited to the approvals of TSXV, Directors and Shareholders the Borrower shall procure that the Operating Agreement be amended in due course to provide for governance of a multi-member limited liability company and shall pay all reasonable costs and expenses in connection with the admission of the Lender as the new member at its own expense. The Borrower shall further procure that all authorizations and consents required from any governmental or other authority or required to be obtained by the Borrower from any of its members or creditors or any other person or any of the Borrower’s governing bodies for or in connection with the said Transfer be duly and timely obtained.”

5.	All other terms of the Agreement not contradicting with the provisions of this Amending Agreement shall continue in full force and effect.

6.	This Amending Agreement may be executed in two or more counterparts, each of which is deemed to be an original and all of which will constitute one agreement, effective as of the date given above

If you are in agreement with the terms and conditions of this Amending Agreement, please sign below and return one copy to our attention.

Yours truly,

MCW ENERGY CA, INC.

Per:	/s/ Aleksandr Blyumkin
	Name:	Aleksandr Blyumkin
	Title	Director

AGREED AND ACCEPTED this day ___ of July, 2015.

ALTLANDS OVERSEAS CORP.

Per:	/s Lorraine Torres
	Name:	Lorraine Torres
	Title:	Director

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